Exhibit 2

Execution Version

Membership interest purchase AGREEMENT

THIS membership interest purchase AGREEMENT (this “Agreement”) is made and entered into as of March 26, 2025 (the “Effective Date”), by and between Lost River, LLC, a Delaware limited liability company (“Purchaser”) and 1334 Partners, L.P., a California limited partnership (“Seller”).

RECITALS

WHEREAS, Seller is the record and beneficial owner of One Hundred Percent (100%) of the issued and outstanding membership interests (the “Interests”) of Beacon Partners LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, Purchaser desires to purchase, and Seller desires to sell to Purchaser, Forty- Nine Percent (49%) of the Interests (the “Purchased Interests”) of the Company all upon the terms, covenants and conditions set forth herein, such that, following such purchase and sale, Purchaser and Seller shall be the sole Members of the Company and Seller shall own Fifty-One Percent (51%) of the Interests of the Company and Purchaser shall own Forty-Nine Percent (49%) of the Interests of the Company.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Purchase of Units. At the Closing, subject to the terms and conditions set forth in this Agreement, Seller hereby sells, assigns, transfers and conveys to Purchaser, and Purchaser hereby purchases and accepts, all of Seller’s right, title and interest in and to the Purchased Interests, free and clear of any and all Liens (as defined herein) (the “Transaction”).

2. Payment of Purchase Price. As consideration for the Purchased Interests and a $1,400,000 credit to Purchaser’s pro rata share of operating expenses of the Company (the “Credit”), Purchaser shall direct Wesley Cummins (“Cummins”) to transfer to Seller 1,000,000 (One Million) shares of common stock, par value $0.001 per share (the “APLD Shares”) of Applied Digital Corporation, a Nevada corporation (NASDAQ ticker: APLD) owned by Cummins (the “Purchase Price”) at the Closing, on behalf of Purchaser. Furthermore, concurrently with Closing, the Limited Liability Company Agreement of the Company, dated March 26, 2025, shall be amended and restated in the form agreed to between the parties (the “Operating Agreement”) to reflect Purchaser as an additional Member of the Company, and Purchaser shall execute a counterpart signature page to the Operating Agreement (all capitalized terms used herein and not otherwise defined herein shall have the meaning given to such term in the Operating Agreement). As set forth in the Operating Agreement, the Credit shall be applied dollar-for-dollar as a credit for all operating expenses charged to Purchaser until reduced to zero, such that Seller is responsible for all operating expenses of the Company so long as there is a balance on the Credit outstanding.

3. Closing. Subject to the terms and conditions set forth in this Agreement, the consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures on the first (1st) business day after all of the conditions to Closing set forth in Section 6 hereof are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Purchaser may mutually agree upon. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

4. Seller Representations and Warranties. Seller hereby represents and warrants to Purchaser as follows:

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

(b) Seller is the sole beneficial and record owner of the Purchased Interests. Except for the Fifty-One Percent Interest owned by Seller and the Purchased Interests there are no outstanding options, warrants or other rights of any kind to acquire any Interests or securities convertible into or exchangeable for any additional Interests, nor is the Company committed to issue any such option, warrant, right or other security.

(c) Seller has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to do so without obtaining the consent or approval of any third party.

(d) This Agreement has been duly and validly executed and delivered by Seller, and constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

(e) The execution, delivery and performance of this Agreement will not, with or without the giving of notice and/or the passage of time, (i) violate any provision of law applicable to Seller, (ii) conflict with or result in the breach of, termination of or constitute a default under or pursuant to any judgment, order, injunction, decree or ruling of any court or governmental authority by which Seller is a party or by which Seller is bound or (iii) conflict with or result in the breach of, or constitute a default under any of the terms, conditions or provisions of any agreement or instrument or other obligation to which Seller is a party or by which Seller’s properties or assets are subject.

(f) Seller has good and marketable title to the Purchased Interests free and clear of any and all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies, rights of third parties or other arrangements or restrictions of any kind (collectively, “Liens”), in each case subject to any applicable restrictions imposed by securities laws. The delivery of the Purchased Interests to Purchaser pursuant to this Agreement will transfer and convey good, valid and marketable title thereto to Purchaser, free and clear of all Liens, in each case subject to any applicable restrictions imposed by securities laws.

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(g) Each of Seller and the Company have timely filed all tax returns required to be filed and all such tax returns disclose all taxes required to be paid for the periods covered thereby and all taxes that are or have become due and payable, whether or not shown on any such tax return, have been timely paid in full, whether disputed or not. There is no dispute or claim concerning any liabilities for taxes arising out of or relating to the ownership of the assets of the Company either (A) claimed, proposed, pending, threatened or otherwise raised by any governmental authority in writing or (B) as to which Seller or any directors or officers of Seller has knowledge based upon personal contact with any agent of such authority. There are no unsatisfied liabilities for taxes with respect to any notice of deficiency or similar document with respect to any tax of the Seller or Company. No extension or waiver of any statute of limitations relating to the payment of any taxes has been given or is currently requested.

(h) Seller is, and has been since the date of its formation, a partnership for U.S. federal income tax purposes.

(i) Seller has not employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby.

(j) Seller has consulted with its own legal counsel and other representatives or advisors regarding the transactions contemplated by this Agreement. Seller represents, warrants and acknowledges that in entering into this Agreement, Seller is not relying on any representations of Purchaser other than those expressly set forth in this Agreement.

(k) The representations and warranties set forth in Section 11.8(b) of the Operating Agreement are true and correct in all respects as if set forth herein.

(l) Except for the representations and warranties contained in this Agreement and the Operating Agreement, neither Seller nor any other Person on behalf of Seller makes any other express or implied representation or warranty with respect to the Company or Seller, the value of the Company or the Purchased Interests, or with respect to any other information provided by or on behalf of Seller or the Company.

5. Purchaser Representations and Warranties. Purchaser hereby represents and warrants to Seller, as follows:

(a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement, to carry out Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby. Cummins is the sole legal and beneficial owner of Purchaser.

(b) This Agreement has been duly and validly executed and delivered by Purchaser, and constitutes the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

(c) The execution, delivery and performance of this Agreement will not, with or without the giving of notice and/or the passage of time, (i) violate any provision of law applicable to Purchaser, (ii) conflict with or result in the breach of, termination of or constitute a default under or pursuant to any judgment, order, injunction, decree or ruling of any court or governmental authority by which Purchaser is a party or by which Purchaser is bound or (iii) conflict with or result in the breach of, or constitute a default under any of the terms, conditions or provisions of any agreement or instrument or other obligation to which Purchaser is a party or by which Purchaser’s properties or assets are subject.

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(d) Purchaser is acquiring the Purchased Interests for investment purposes for its own account and not with a view to or for sale in connection with any distribution of all or any part of the Purchased Interests. No other person will have any direct or indirect beneficial interest in or right to the Purchased Interests.

(e) Purchaser is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended.

(f) Purchaser either (1) has a preexisting business relationship with the Company or any of its partners, officers, directors, controlling person, or managers, or (2) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Purchased Interests. The undersigned has been given the opportunity to request and obtain any information necessary to evaluate the purchase of the Purchased Interests and has been furnished all such information so requested.

(g) Purchaser acknowledges and confirms that it is aware that neither Seller nor the Company or the Manager is making any representation or warranty to Purchaser whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company, or with respect to the value of the Purchased Interests or the underlying properties owned by the Company. Purchaser acknowledges and agrees that the Purchase Price has been determined pursuant to arm’s length negotiations between Purchaser and Seller and does not reflect or otherwise represent an independent valuation of the Purchased Interests or the Company.

(h) Purchaser has not employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby.

(i) Purchaser has consulted with its own legal counsel and other representatives or advisors regarding the transactions contemplated by this Agreement. Purchaser represents, warrants and acknowledges that in entering into this Agreement, Purchaser is not relying on any representations of Seller or the Company other than those expressly set forth in this Agreement.

(j) The APLD Shares are owned of record and beneficially by Cummins, free and clear of all Liens, subject to any restrictions imposed by securities laws. Upon consummation of the transactions contemplated by this Agreement, Seller shall own the APLD Shares, free and clear of all Liens, except as may be imposed by applicable securities laws.

(k) The execution, delivery and performance by Purchaser of this Agreement, including directing Cummins to transfer the APLD Shares, does not conflict with, violate or result in the breach of, or create any Lien on the APLD Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which Purchaser or Cummins is a party or is subject, or by which the APLD Shares are bound.

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(l) No governmental, administrative or other third party consents or approvals are required by or with respect to the transfer of the APLD Shares by Cummins, on behalf of Purchaser, to Seller, which have not been obtained.

(m) There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Purchaser, threatened against or by Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or that otherwise involve the APLD Shares.

(n) No governmental, administrative or other third party consents or approvals are required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, which have not been obtained.

(o) Except for the representations and warranties contained in this Agreement, neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser, the value of the APLD Shares, or with respect to any other information provided by or on behalf of Purchaser.

6. Conditions to Closing. The obligations of each party to consummate the transaction contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of each party set forth here shall be true and correct in all material respects as of the Closing.

(b) The parties shall have performed or complied with all of the covenants and agreements contained herein to be performed or complied with on or prior to the Closing Date.

(c) Solely as a condition to Purchaser’s obligations, Seller (or, if a disregarded entity, its sole owner) shall have provided Purchaser a duly completed Internal Revenue Service Form W-9 executed by Seller.

(d) Solely as a condition to Seller’s obligations, Purchaser shall have executed a counterpart signature page to the Operating Agreement of the Company.

7. Transfer Taxes. Notwithstanding anything herein to the contrary, all transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added, conveyance, stock transfer, gross receipts, duty, securities transactions and other such similar taxes and fees (including any penalties and, interest, additions to tax and additional amount imposed) that become payable in connection with or by reason of the execution of this Agreement and other transactions contemplated hereby, and expenses incurred for the preparation and filing of tax returns related to such amounts (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by the Purchaser on one hand and fifty percent (50%) by Seller on the other hand when due. The person(s) responsible for such Transfer Taxes under applicable law shall timely file any tax return or other document with respect to such Transfer Taxes (and the parties shall reasonably cooperate with respect thereto as necessary). The Purchaser and the Seller shall cooperate with each other to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

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8. Purchase Price Allocation. Within thirty (30) calendar days following the Closing Date, Purchaser shall prepare and deliver to Seller an allocation of the aggregate consideration (and any other items treated as consideration for U.S. federal income tax purposes) among each of the assets of the Company, that for U.S. federal income and applicable state and local tax purposes the Purchaser is treated as owning an undivided forty nine percent (49%) interest in, in accordance with Code Section 1060 and the Treasury Regulations thereunder (the “Allocation Schedule”). Unless otherwise required by a final determination of a governmental authority, each party hereto agrees to (i) file all tax returns, and to cause their affiliates to file all tax returns, consistent with the Allocation Schedule, (ii) not take any position, and not allow any affiliate to take any position, that is inconsistent with the Allocation Schedule for federal, state or local income tax purposes, and (iii) use commercially reasonable efforts to sustain such allocation in any subsequent tax audit or dispute.

9. Taxes and Expenses. Seller agrees that it will indemnify the Purchaser from any claim made by any governmental authority or court of competent jurisdiction for taxes of Seller, the Company or in respect of the assets of the Company for any tax period (or portion thereof) ending on or prior to, and including, the Closing Date, including costs and counsel fees, and hold the Purchaser harmless against any liability, penalty or tax consequence incurred by the Purchaser (directly or as a member of the Company) as a result of such claims.

10. Indemnification by Seller. Seller shall unconditionally, absolutely and irrevocably indemnify, defend and hold harmless Purchaser, the Company and the Manager from and against any claim, demand, loss, liability, obligation, deficiency, action, damage, expense or cost, including reasonable legal expenses (collectively, “Claims”) which Purchaser, the Company or the Manager may suffer, sustain or become subject to that arise out of or relate to (i) any material inaccuracy or material misrepresentation in or breach of, any of the representations and warranties of Seller contained in this Agreement, or (ii) any breach of, or failure to perform, any covenant of Seller contained in this Agreement.

11. Indemnification by Purchaser. Purchaser shall unconditionally, absolutely and irrevocably indemnify, defend and hold harmless Seller, the Company and the Manager from and against any Claims which Seller, the Company or the Manager may suffer, sustain or become subject to that arise out of or relate to (i) any material inaccuracy or material misrepresentation in or breach of, any of the representations and warranties of Purchaser contained in this Agreement, or (ii) any breach of, or failure to perform, any covenant of Purchaser contained in this Agreement.

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12. Outside Date. In the event the Closing shall not have occurred within five (5) days of the Effective Date (the “Outside Date”), this Agreement may be terminated by either party and the transactions contemplated hereby may be abandoned at any time following the Outside Date by notice to the other party.

13. Miscellaneous Provisions.

(a) Entire Agreement. This Agreement, the Operating Agreement and that certain Side Letter, dated as of the date hereof, by and between Seller and Purchaser constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

(b) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient (with a copy by the methods set forth in (a) or (b) of this Section 13(b)). Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13(b)):

If to Purchaser:

Wesley Cummins

3811 Turtle Creek Boulevard, Ste 2100

Dallas, TX 75219

Email:

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attention: Steven E. Siesser, Esq.

Email:

If to Seller:

1334 Partners LP

With a copy (which shall not constitute notice) to:

Eisner LLP

433 N. Camden Drive, 4th Floor

Beverly Hills, CA 90210

Attention: Michael Eisner

Email:

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(c) Further Assurances. The parties hereto hereby agree to execute, acknowledge and deliver all documents, instruments, agreements and other assurances of any kind reasonably requested by any party and will take any other action consistent with the terms of this Agreement that may reasonably be requested by any party for the purposes of carrying out any of the provisions hereof.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

(e) Consent to Jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought in the state courts of the Delaware Court of Chancery (and the appropriate appellate courts therefrom) or the United States District Court for the District of the State of Delaware (and the appropriate appellate courts therefrom). By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the sole and exclusive jurisdiction of the aforesaid courts.

(f) Successors and Assigns. All of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No assignment or transfer permitted hereunder shall relieve any such assignor or transferor of any of its obligations hereunder and any assignee or transferee shall assume in writing all of the undertakings of assignor or transferor under this Agreement. Notwithstanding the foregoing, it is acknowledged and agreed that this Agreement may only be assigned or transferred in accordance with the terms of the Company’s Operating Agreement.

(g) Closing Costs. Seller and each Purchaser shall each bear their respective costs of negotiating and completing this transaction, including attorneys’ and accountants’ fees.

(h) Amendments. This Agreement shall not be modified except by an instrument in writing signed by the parties hereto.

(i) Headings. All of the section headings herein are inserted for convenience only and shall have no meaning for purposes of this Agreement.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(k) Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid, illegal or unenforceable to any extent in any jurisdiction, the remaining provisions of this Agreement and the application of such provisions to other persons or circumstances shall continue to be valid and enforceable in all jurisdictions and such provision shall continue to be valid and enforceable in each other jurisdiction.

(l) Acknowledgement. Each party hereto acknowledges that neither the Company nor the Manager makes any representation or warranty regarding the Company or Purchased Interests.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

SELLER:

1334 PARTNERS LP,
a California limited liability company

By:	/s/ Keith Brackpool
Name:	Keith Brackpool
Title:	Principal Partner

Purchaser:

LOST RIVER, LLC,
a Delaware limited liability company

By:	/s/ Wesley Cummins
Name:	Wesley Cummins
Title:	Member

[Signature Page to Membership Interest Purchase Agreement]